Exhibit 99.1

VONAGE APPOINTS NEW INDEPENDENT DIRECTOR TO ITS BOARD

    HOLMDEL, N.J., March 15, 2019 – Vonage Holdings Corp. (NYSE: VG), a business cloud communications leader, today announced that it appointed Michael J. McConnell as an independent director to the Company’s Board of Directors, effective today. Vonage’s board will now be comprised of nine directors, eight of whom are independent.

    “We welcome Mike McConnell to our Board as we continue to execute on our strategic priorities,” said Gary Steele, Chair of the Nomination and Governance Committee.

    “The addition of Mike McConnell as an independent director will add extensive operating and leadership experience, as well as keen investor perspectives from Mr. McConnell’s multi-decade investment career focused on increasing shareholder value,” said Chris Kiper, Co-Founder and Managing Director of Legion Partners Asset Management, LLC (“Legion Partners”). “We appreciate the very constructive relationship we have had with Vonage and the Board, and management’s continued efforts to deliver shareholder value.”

In connection with today’s announcement, Legion Partners has agreed to abide by certain customary standstill provisions and to support Vonage’s slate of nominees at the 2019 Annual Meeting. The complete agreement will be included as an exhibit to a Current Report on Form 8-K, which will be filed with the Securities and Exchange Commission.

About Michael McConnell

Mr. McConnell , age 53, is a private investor. He has served as a director of SPS Commerce, Inc., a provider of cloud-based supply chain management software, since March 2018, and as a director of Adacel Technologies, a developer of operational air traffic management systems and advanced air traffic control simulation and training solutions, since May 2017. From April 2016 until the company was sold in September 2017, Mr. McConnell served as a director of Guidance Software Inc., a provider of forensic security and risk management applications. Previously he served as a director of Spark Networks, Inc., a global, online dating company, from July 2014 until the company was sold in November 2017, and as a director from 2007 to 2013 of Collectors Universe, Inc., a provider of third-party authentication and grading of high value collectibles, as well as its the Chief Executive Officer from 2009 to 2012. From 1994 to 2007, Mr. McConnell served as a Managing Director of Shamrock Capital Advisors. Over the course of his career, Mr. McConnell has served on numerous other public and private company boards in the United States, Australia, New Zealand and Ireland. During the past five years, Mr. McConnell served on the following boards in addition to those listed above: Redflex Holdings Limited, Vitacost.com and Best International Limited.

About Vonage

Vonage is redefining business communications, helping enterprises use fully-integrated unified communications, contact center, and programmable communications solutions via Nexmo, the Vonage API Platform, to improve how business gets done. True to our roots as a technology disruptor, we’ve embraced technology to transform how companies connect, collaborate and communicate to create better business outcomes. Vonage’s fully-integrated cloud communications platform built on a microservices-based architecture enables businesses to collaborate more productively and engage their customers more effectively across all channels, including messaging, chat, social media, video and voice.

Vonage Holdings Corp. is headquartered in Holmdel, New Jersey, with offices throughout the United States, Europe, Asia and Israel. Vonage® is a registered trademark of Vonage Marketing LLC, owned by Vonage America Inc. For more information, visit www.vonage.com.